EXHIBIT 99.1

Kingold Jewelry, Inc. Announces Recently Increased Guidance

-- For 2011, Company expects full year revenue of between $800 million and $850 million and full year earnings of between $32 million and $34 million, or $0.63 to $0.67 per diluted share --

Wuhan City, China, August 12, 2011 /PRNewswire/ -- Kingold Jewelry, Inc. (“Kingold” or the “Company”) (NASDAQ: KGJI), one of China’s leading manufacturers and designers of 24-karat gold jewelry and ornaments, today announced that the Company increased its full year 2011 guidance on August 8, 2011.

On August 8, 2011, the Company increased its full year 2011 revenue guidance to a range of between $800 million and $850 million, up from prior guidance of between $720 million and $780 million. The Company also raised its full year 2011 net income guidance to a range of between $32 million and $34 million, up from prior guidance of between of $30 million and $32 million.  Based on management’s estimate of weighted average diluted share count for 2011, the guidance corresponds to earnings per diluted share of $0.63 to $0.67.

The Company’s guidance assumes, among other things, relatively stable gold prices for the remainder of the year, no additional capital raises in 2011, and meaningful contribution from its new line of investment-oriented gold products in the second half of 2011.

About Kingold Jewelry, Inc.:

Kingold Jewelry, Inc. (NASDAQ: KGJI), centrally located in Wuhan City, one of China's largest cities, was founded in 2002 and today is one of China's leading designers and manufacturers of 24-karat gold jewelry and ornaments sold by weight. The Company sells both directly to retailers as well as through major distributors across China. Kingold has received numerous industry awards and has been a member of the Shanghai Gold Exchange since 2003. Sales have grown from $29 million in FY 2006 to $523 million in FY 2010 with net income attributable to common stockholders growing from $1.3 million to $18.2 million over the same period. For more information, please visit www.kingoldjewelry.com